Exhibit 99

                      BAX Global Inc. Plans
                 To Acquire Ocean Freight Company

     Richmond, VA -- December 17, 1997. BAX Global Inc., the operating unit of the Pittston Burlington Group (NYSE-PZX) announced today that it has signed an agreement to acquire, subject to certain conditions, the privately held Distribution Services Limited ("DSL") and an affiliated company for a cash purchase price of $76 million. DSL is an ocean freight forwarding, contract distribution and logistics warehousing company serving trade routes between the Asia Pacific Region and North America, with substantial facilities in Los Angeles, Vancouver, Hong Kong and a major presence in China. The DSL companies reported 1996 combined revenues of approximately $180 million. The DSL acquisition is part of BAX Global's strategy to expand its service offerings for its customers and significantly increase its presence in the growing ocean freight market.

     The acquisition would be financed through existing credit facilities and would be expected to be non-dilutive to earnings in 1998 and accretive to earnings beginning thereafter. The acquisition agreement is subject to BAX Global's satisfaction concerning due diligence, board and regulatory approvals, and other rights of either party to terminate, with a potential closing by the end of January, 1998. Should the acquisition be consummated, BAX Global intends to maintain the

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DSL organization substantially intact and to operate DSL as a separate entity within the BAX Global group of companies.

     This release contains both historical and forward looking information. In particular, statements herein regarding the potential benefits of the DSL acquisition on future results are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of BAX Global, which may cause actual results, performance or achievements to differ materially from those which are anticipated. Factors that might affect such forward looking statements include, among others, overall economic and business conditions, the demand for BAX Global's and DSL's services, competitive factors in the industry, and uncertainty about the consummation and the integration of the acquisition.

                       * * * * * * * * * *

     Pittston Burlington Group Common Stock (NYSE-PZX), Pittston Brink's Group Common Stock (NYSE-PZB) and Pittston Minerals Group Common Stock (NYSE-PZM) represent the three classes of common stock of The Pittston Company, a diversified company with interests in global freight transportation and logistics management services through BAX Global Inc. (Pittston Burlington Group), security services through Brink's, Incorporated and Brink's Home Security, Inc. (Pittston Brink's Group), and in coal through Pittston Coal Company and in gold mining and metals exploration through Pittston Mineral Ventures (Pittston Minerals Group).